Exhibit 10.30

Annual Director Equity Award

R E S T R I C T E D S T O C K A W A R D C E R T I F I C A T E

Non-transferable

G R A N T TO

(“Grantee”)

by Mustang Bio, Inc. (the “Company”) of

shares of its common stock, $0.0001 par value (the “Shares”)

pursuant to and subject to the provisions of the Mustang Bio, Inc. 2016 Incentive Plan (the “Plan”) and the Amended and Restated Non-Employee Directors Compensation Plan (the “Director Plan”) and to the terms and conditions set forth on the following pages of this award certificate (this “Certificate”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with the Plan, the Shares shall vest and become nonforfeitable in accordance with the following schedule, provided that Grantee remains in Continuous Service on each applicable vesting date:

Continuous Service	Number of
after Grant Date	Shares Vested

By accepting the Shares, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Certificate, the Plan and the Director Plan.

IN WITNESS WHEREOF, Mustang Bio, Inc., acting by and through its duly authorized officers, has caused this Certificate to be duly executed.

MUSTANG BIO, INC.

By:	Grant Date:

Annual Director Equity Award

TERMS AND CONDITIONS

1.  Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered to or in favor of any party, or be subjected to any lien, obligation or liability of Grantee to any other party.  If Grantee’s Continuous Service terminates for any reason, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of termination, and such Restricted Shares shall revert to the Company immediately following the event of forfeiture.  The restrictions imposed under this Section 1 shall apply to all shares of Stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock.

2.  Expiration and Termination of Restrictions. The restrictions imposed under Section 1 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a)  as to the number of the Restricted Shares specified on the cover page hereof, on the respective dates specified on such cover page, provided that Grantee is in Continuous Service on each such date; or

(b)  as to all of the Restricted Shares, upon the occurrence of a Change in Control, provided that Grantee is in Continuous Service on the date of such Change in Control.

3.  Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and may be held by the Company during the Restricted Period in certificated or uncertificated form. Any certificate for the Restricted Shares issued during the Restricted Period shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws): “This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Certificate between the registered owner of the shares represented hereby and Mustang Bio, Inc.  Release from such terms and conditions shall be made only in accordance with the provisions of such Certificate, copies of which are on file in the offices of Mustang Bio, Inc.”  Stock certificates for the Shares, without the first above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the 1933 Act, listing requirements of any Exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

4. Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Restricted Period, or until the Shares are forfeited. If Grantee forfeits any rights he or she may have under this Certificate, Grantee shall no longer have any rights as a stockholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to vote or receive dividends on such Restricted Shares.  In the event that for any reason Grantee shall have received dividends upon such Shares after such forfeiture, Grantee shall repay to the Company any amount equal to such dividends.

5.  No Right of Continued Service. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s Continuous Service at any time, nor confer upon Grantee any right to continue providing services to the Company or any Affiliate.

6.  Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code (an “(83(b) Election”). To effect such 83(b) Election, Grantee may file an appropriate election with Internal Revenue Service within 30 days after the Grant Date and otherwise in accordance with applicable Treasury Regulations.

7.  Clawback.  The Shares shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.

8.  Plan Controls. The terms contained in the Plan and the Director Plan are incorporated into and made a part of this Certificate, and this Certificate shall be governed by and construed in accordance with the Plan and the Director Plan. In the event of any actual or alleged conflict between the provisions of the Plan or the Director Plan and the provisions of this Certificate, the provisions of the Plan or the Director Plan shall be controlling and determinative.

9.  Successors.  This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate, the Plan and the Director Plan.

10.  Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Mustang Bio, Inc., 2 Gansevoort St, 9th Floor, New York, NY 10014: Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.